Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257671, No. 333-258432, No. 333-263716, No. 333-270663, and 333-277546) on Form S-8 of our reports dated February 25, 2025, with respect to the consolidated financial statements of Xometry, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

McLean,Virginia

February 25, 2025